Exhibit 2.2

INSTITUTIONAL IRREVOCABLE UNDERTAKING

DATED the [—] day of December 2012.

TO:

El Dorado Research Ventures Limited, a wholly-owned subsidiary of Emulex Corporation (the “Offeror”).

Dear Sirs

In relation to the Offer (as defined below) we confirm as follows:

1.	DEFINITIONS

1.1	“business day” means a day (other than a Saturday or a Sunday) on which banks are generally open for business in London, England (a “UK business day”) or, as the case may be, in Wellington, New Zealand (a “NZ business day”);

1.2	“Company” means ENDACE LIMITED (company number 1517930) of Auckland, New Zealand;

1.3	“Company Shares” means the issued ordinary shares in the capital of the Company, and any depositary interests representing any such shares;

1.4	“Current Shares” shall have the meaning set out in paragraph 2.2;

1.5	“Deadline” means 21 December 2012 or such later date as the Offeror and the Company may agree in writing;

1.6	“Further Shares” shall have the meaning set out in paragraph 2.3;

1.7	“Notice of Takeover” means the Notice of Takeover in accordance with Rule 41 of the Takeovers Code, relating to the Offer, attaching the main terms and conditions of the Offer, dated on or around the date of this Irrevocable Undertaking;

1.8	“Offer” means the offer to be made by the Offeror (or by a nominee of the Offeror which is a direct or indirect wholly-owned subsidiary of the Offeror) to acquire the Company Shares substantially on the terms and conditions as set out in the Offer Document (including any separate offers to holders of options over the Company Shares referred to in the Offer Document), and such term shall include such Offers as revised (which is an improvement and not a diminution) or extended in accordance with their terms or by agreement between the Company and the Offeror;

1.9	“Offer Document” means the formal offer document addressed to shareholders of the Company, containing the terms and conditions of the Offer;

1.10	“Press Announcement” means the press announcement relating to the Offer made by the Offeror contemporaneously with the issuance of the Notice of Takeover.

1.11	“Relevant Resolution” means a resolution (whether or not amended) the passing of which is necessary to implement, or would assist the implementation of, the Offer or which, if passed, might reasonably be expected to result in any condition of the Offer not being fulfilled or which might reasonably be expected to impede, delay or frustrate the Offer in any way; and

1.12	“Relevant Shares” means the Current Shares together with any Further Shares;

1.13	“Superior Offer” means an offer to acquire the whole of the issued and to be issued ordinary share capital of ENDACE LIMITED on terms which represent (in our reasonable opinion) an improvement of 10 per cent. on the value of the consideration offered under the Offer as at the date on which such offer is announced;

1.14	“Takeovers Act” means the Takeovers Act 1993 (New Zealand) as in force form time to time;

1.15	“Takeovers Code” means the Takeovers Code (New Zealand) approved by the Takeovers Code Approval Order 2000 (SR 2000/210) as in force from time to time and includes any applicable exemption granted by the Takeovers Panel; and

1.16	“Takeovers Panel” means the Takeovers Panel (New Zealand) established pursuant to the Takeovers Act.

2.	UNDERTAKING AS A SHAREHOLDER

In consideration of the Offeror agreeing to make the Offer substantially on the terms and conditions set out in the substantially final draft of the Press Announcement dated on or around the date of this Irrevocable Undertaking, we hereby irrevocably warrant, represent, confirm, undertake and agree with the Offeror that:

2.1	all information set out in Schedule 1 is true, complete and accurate in all respects;

2.2	we are the beneficial owner and/or the registered holder of all of the Company Shares set out in column 3 of Schedule 1 (the “Current Shares”) or we are otherwise able to control the exercise of all rights attaching to the Current Shares, including the ability to procure their transfer and voting rights. Schedule 1 contains full details of all the Company Shares (a) that we are legally, beneficially or otherwise interested in or which are managed or controlled by us and (b) to which we are entitled upon the exercise of any option, warrant or other right to acquire or subscribe for the Company Shares, whether or not such rights are currently exercisable or subject to any condition, as at the date of this Irrevocable Undertaking. The Current Shares are free from any lien, charge, option, equitable interest or other restriction or encumbrance whatsoever. We have not accepted any offer to dispose of any of the Current Shares or any interest in any of such Current Shares. Save as set out in Schedule 1, we have no relevant legal or beneficial interest in any securities of the Company, and there are no other Company Shares registered in our name or beneficially owned, or managed and controlled, by us or in which we have an interest where we have no rights, warrants or options to acquire or subscribe for such Company Shares;

2.3	we have and will continue to have full power and authority to accept or procure the acceptance of the Offer (when made) in accordance with its terms in respect of the Current Shares, any shares in the Company attributable to or deriving from such securities and any other shares in the Company in which we become interested after the date of this Irrevocable Undertaking (the “Further Shares”);

2.4	once the Offer is made, and subject always to paragraph 5.1 below, we irrevocably undertake to accept, or procure acceptance of, the Offer in accordance with its terms in respect of all of the Company Shares set out in Schedule 1 and any other Company Shares in which we have an interest (including any shares in the Company attributable to or deriving from such Company Shares and any Further Shares) by not later than 5:00 p.m. (UK time) on 9 January 2013 (being three days prior to the latest date on which the Offer can be varied under the Takeovers Code) and shall procure that such acceptance is in accordance with the procedures, requirements and terms set out in the Offer Document;

2.5	subject to the satisfaction or waiver of all conditions to which the Offer is subject, the Relevant Shares will be transferred to the Offeror pursuant to the Offer with full title guarantee, fully paid, free from any lien, charge, option, equitable interest or other restriction or encumbrance whatsoever and with all rights attached thereto, including all rights to dividends and other distributions declared, made or paid after the date of the Offer Documents;

2.6	subject always to paragraph 5.1 below, we will not, and we will procure that to the extent we are not the registered or beneficial owner of the Relevant Shares such person(s) will not, and that no person will on our or their behalf (whether conditionally or unconditionally) accept or agree to accept or give any undertaking in respect of any other offer, scheme of arrangement, amalgamation, merger, or other business combination (including, but not limited to, a disposal of substantially all of the assets of the Company or any member of its group) made or proposed to be made in respect of the Company Shares by any person other than the Offeror, or sell, transfer, pledge, charge or encumber or otherwise dispose of or grant any option over all or any of the Company Shares or options over the Company Shares which are the subject of this Irrevocable Undertaking (other than in acceptance of the Offer), or any interest in any such securities, or enter into or permit or allow to arise any agreement or arrangement which might restrict the disposal of any of them or restrict the exercise of the voting rights attaching to any of them or withdraw our acceptance of the Offer and shall procure that acceptances are not withdrawn. For the avoidance of doubt, references in this paragraph 2.6 to any agreement or arrangement are to any agreement or arrangement which is legally binding whether or not subject to any condition and whether or not it is to take effect if the Offer is withdrawn, closes or lapses or if this Irrevocable Undertaking ceases to be binding or following any other event;

2.7	we have now and will continue to have for so long as such obligations remain to be performed all necessary capacity, right, power and authority to enter into this Irrevocable Undertaking, to perform the obligations under it or procure that the registered holder(s) of the Relevant Shares (if such shares are not registered in our name) will comply with the terms of this Irrevocable Undertaking; and

2.8	this Irrevocable Undertaking is binding and enforceable on us.

3.	RIGHTS ATTACHING TO THE SHARES

3.1	It is acknowledged we may exercise and/or control the exercise of all voting rights attached to the Relevant Shares in whatever manner we see fit until such time as the Offer becomes unconditional. Subsequent to the Offer becoming unconditional we irrevocably undertake to and agree with the Offeror that, subject always to paragraph 5.1 below, we shall exercise or procure the exercise of the voting rights attached to the Relevant Shares on any Relevant Resolution only in such manner as directed by the Offeror. Subsequent to the Offer becoming unconditional we undertake to exercise or procure the exercise of the rights attaching to the Relevant Shares to requisition or join in requisitioning the convening of any general or class meeting of the Company as the Offeror shall in writing request us so to do with a view to the passing or rejecting of any such Relevant Resolution, as the case may be.

3.2	For the avoidance of doubt, nothing in this Irrevocable Undertaking will confer on the Offeror or any other party the ability, or right, to hold or control the voting rights attaching to the Relevant Shares and no party will become the holder or controller of such voting rights except on the Offer becoming unconditional.

3.3	For the purposes of this paragraph 3, “control” means having, directly or indirectly, effective control of the voting rights attached to the Relevant Shares.

4.	NO ARRANGEMENTS WITH OTHER PERSONS

4.1	We hereby warrant to the Offeror that the Company is not a party to any agreement or arrangement with, nor owes any obligation to, us.

4.2	We hereby confirm that, having taken appropriate advice, save for the existence of this Irrevocable Undertaking, we are not actively co-operating and do not believe that we are acting in concert with any person for the purposes of obtaining or consolidating control of the Company.

5.	LAPSE OF THIS IRREVOCABLE UNDERTAKING

5.1	Our obligations under this Irrevocable Undertaking shall cease to apply in all respects against us except as otherwise provided herein (and save in respect of any breach by us of this Irrevocable Undertaking, including (without limitation) any acts or omissions knowingly committed by us or knowingly omitted by us which have the effect of causing any of the events set out in paragraphs 5.1.1, 5.1.2, 5.1.3 or 5.1.4 below) if:

	5.1.1	the Notice of Takeover is not issued by 5:00 p.m. (UK time) on 6 December 2012;

	5.1.2	the Offer is withdrawn or lapses;

	5.1.3	the Offer Document is not issued by the Deadline; or

	5.1.4	there is a Superior Offer commenced pursuant to Rule 41 of the Takeovers Code prior to the date in the UK on which we accept the Offer.

5.2	None of the warranties, representations or undertakings contained in this Irrevocable Undertaking shall be extinguished or affected by completion of the sale and purchase of the Company Shares held by us.

6.	SUPERIOR OFFER

6.1	We retain the right to accept any Superior Offer made in respect of the issued ordinary shares in the Company, providing such offer is commenced pursuant to Rule 41 of the Takeovers Code by no later than the date on which we accept the Offer.

7.	THE OFFER

7.1	The release of the Notice of Takeover is at the Offeror’s absolute discretion. In particular, but without limitation, the Offeror reserves the right not to release the Notice of Takeover unless the board of directors of the Company agrees to recommend the Offer.

7.2	If after the Offeror releases the Notice of Takeover:

	7.2.1	an event occurs which means that the Offeror is no longer required by the Takeovers Code to proceed with the Offer; or

	7.2.2	the Offeror becomes aware that any condition of the Offer has or may become incapable of being fulfilled or not reasonably be expected to be satisfied;

the Offeror shall not be obliged to proceed with the Offer.

8.	POWER OF ATTORNEY

Subject to paragraph 3.1 and only subsequent to the Offer becoming unconditional, by way of security for our obligations under this Irrevocable Undertaking and subject always to paragraph 5.1, we hereby irrevocably appoint any director for the time being of the Offeror to be our attorney in our name and on our behalf:

8.1	to execute a form or forms of acceptance and such other documents as may be necessary to accept (or procure the acceptance of) the Offer in respect of the Relevant Shares; and

8.2	to complete and lodge a proxy in accordance with our obligations under paragraph 3,

and we irrevocably undertake to ratify any act properly and lawfully performed by our attorney in accordance with this paragraph 8 if called upon to do so. We agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until the Offer lapses or is withdrawn, or this Irrevocable Undertaking lapses pursuant to paragraph 5.1.

9.	ANNOUNCEMENTS

9.1	We hereby irrevocably consent to the inclusion of references to us and this Irrevocable Undertaking in the Press Announcement and the Notice of Takeover and Offer Document, subject to any amendments thereto that may be agreed by any director of the Company on our behalf.

9.2	We hereby irrevocably undertake and agree with the Offeror to consent to the issue of the Notice of Takeover subject to any amendments thereto that shall be required in order for us to comply with our obligations to the Takeovers Panel or any other regulatory body (if any), or that may be agreed by the Offeror and shall not make any announcement relating to the Offer.

9.3	We will maintain appropriate secrecy in relation to the possibility and terms of the Offer unless and until the Notice of Takeover is released, provided that we may disclose the same to the Company and its advisers and/or our professional advisers in which case we will procure that such person(s) undertake to observe secrecy in the same terms. The undertaking in this paragraph 9.3 will survive termination of this Irrevocable Undertaking.

10.	GENERAL

10.1	With regard to any Relevant Shares not registered in our name, this Irrevocable Undertaking is intended to secure that the registered holder(s) will accept the Offer in respect of the Relevant Shares, the confirmations, warranties and undertakings contained in this Irrevocable Undertaking are given by us on behalf of such registered holder(s) and we undertake to procure the compliance by such person(s) with those confirmations, warranties and undertakings.

10.2	We understand that the information you have given to us in relation to the Offer must be kept confidential until the Notice of Takeover is released or the information has otherwise become generally available. Before this time we will not base any behaviour in relation to any qualifying investments or relevant products (as defined in the Financial Services and Markets Act 2000 (UK) (“FSMA”) and the Code of Market Conduct made pursuant to FSMA) which would amount to market abuse in respect of such information for the purposes of section 118 of FSMA. We acknowledge that the matters referred to in this Irrevocable Undertaking constitute inside information for the purposes of the Criminal Justice Act 1993 (UK) and consent to being made an “insider” as defined in that Act.

10.3	We agree to promptly notify the Offeror if we become aware that we are no longer able to comply with the terms of this Irrevocable Undertaking.

10.4	We undertake to provide you with all such further information in relation to our interests in the Company and that of any person connected with us as you may require in order to comply with the requirements of the UK Financial Services Authority, the AIM Rules for Companies (as published by the London Stock Exchange plc), the Takeovers Code and any other legal or regulatory requirements.

10.5	This Irrevocable Undertaking shall be binding upon and enure for the benefit of our successors.

10.6	The parties do not intend that any term of this Irrevocable Undertaking shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 (UK) by any person who is not a party to this Irrevocable Undertaking.

10.7	We agree that, if we fail to accept the Offer in accordance with this Irrevocable Undertaking or breach any of our obligations hereunder, damages would not be an adequate remedy and accordingly the Offeror shall be entitled to the remedy of specific performance in addition to any other remedy in law or equity to which the Offeror may be entitled.

10.8	Time is to be of the essence of this Irrevocable Undertaking, both as regards times, dates and periods mentioned herein and times, dates or periods which may by mutual agreement in writing be substituted therefor.

11.	NO DUTIES OWED BY THE OFFEROR

We accept, acknowledge and confirm that the Offeror does not owe us any duty under FSMA or other applicable law and/or regulation in relation to the Offer. We confirm that we have been given an adequate opportunity to consider whether or not the commitment given by us in this Irrevocable Undertaking should be given and to obtain independent advice.

12.	HEADINGS

The headings used in this Irrevocable Undertaking are for ease of reference only and shall not affect the construction or interpretation of this Irrevocable Undertaking.

13.	NOTICES

13.1	A notice given hereunder shall be given to us at the address stated in this Irrevocable Undertaking (or such other address as we may notify you hereafter in writing), to the Offeror c/o Emulex Corporation, 3333 Susan Street, Costa Mesa, California, USA, marked for the attention of The General Counsel.

13.2	Any notice given hereunder shall be effectively dated:

	13.2.1	on the day of receipt where any hand-delivered letter or facsimile message is received on a UK business day before or during normal working hours; or

	13.2.2	on the next following UK business day, where hand-delivered letter or facsimile message is received either on a UK business day after normal working hours or on any other day.

14.	GOVERNING LAW

The construction, validity and performance of this Irrevocable Undertaking and all non-contractual obligations (if any) arising from or connected with this Irrevocable Undertaking shall be governed by the laws of England. The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Irrevocable Undertaking.

IN WITNESS of which this Irrevocable Undertaking has been executed and delivered as a deed on the day and year set out at the start of this Irrevocable Undertaking.

SCHEDULE 1

Interests in the Company

1	2	3

Name of registered holder	Name of beneficial owner if the registered holder is not the beneficial owner	No. of the Company Shares or other securities held in the Company and/or contractually entitled to

EXECUTED as a DEED by	)

By [NAME]	)	(Signature)

(Date)

In the presence of:

WITNESS:

Signature:

Name:

Address:

Occupation:

(PLEASE COMPLETE IN CAPITALS)

Attachment: Press Announcement